Exhibit 99.1

Bionano Prices $80.0 Million Financing in Convertible Notes and Warrants, Announces Preliminary Q3 2023 Results, and Implements Streamlined Operational Plan

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Bionano announced today that it has priced a financing to raise an aggregate of $80.0 million in a registered offering and concurrent private placement of senior secured convertible notes due 2025 and warrants

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Preliminary Q3 revenue expected to be between $9.1 and $9.3 million, which would represent an estimated increase of 26% to 29% over Q3 2022 and would be at the higher end of revenue guidance of $8.8 million to $9.2 million provided in August 2023

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Installed base of Saphyr® systems reached 301 as of September 30, 2023, which represents growth of the installed base by 20 systems in the quarter and an increase of 39% over the 217 Saphyr systems installed as of September 30, 2022

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Preliminary number of nanochannel array flowcells sold in the quarter expected to be 6,176, which would represent an estimated increase of 55% over the 3,975 flowcells sold in the third quarter of 2022

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Company implemented initiatives intended to further reduce headcount, manufacturing costs and operating expenses for an estimated savings on non-GAAP total expenses (consisting of operating expenses and cost of goods sold) on an annual basis, excluding stock-based compensation, starting in 2024 of approximately $33.0 million when combined with the cost savings realized from the reduction in force initiated in May 2023

SAN DIEGO, October 11, 2023 (GLOBE NEWSWIRE) – Bionano Genomics, Inc. (Nasdaq: BNGO) today reported certain business updates and unaudited preliminary financial results for the third quarter ended September 30, 2023.

Pricing of Financing
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Earlier today, Bionano announced the pricing of an $80.0 million registered offering and concurrent private placement comprising of (i) $45.0 million aggregate principal amount of senior secured convertible notes due 2025 (the “Registered Notes”) and warrants (the “Registered Warrants”) to purchase 21,660,650 shares of its common stock in a registered offering, and (ii) $35.0 million aggregate principal amount of senior secured convertible notes due 2025 (the “Private Placement Notes” and together with the Registered Notes, the “Notes”) in a concurrent private placement, in each case to a certain accredited investor (the “Buyer”).  The sale of the Notes and the Registered Warrants to the Buyer is expected to close on October 13, 2023, subject to customary closing conditions.

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Bionano has also granted the Buyer an option to purchase up to an additional $25.0 million aggregate principal amount of senior secured notes due 2025 and warrants to purchase up to 6,768,953 shares of common stock in a subsequent private placement on substantially the same terms as the Private Placement Notes and the Registered Warrants, respectively.

Q3 2023 Preliminary Unaudited Financial and Business Results

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Revenues for the third quarter 2023 are expected to be in the range of $9.1 million to $9.3 million, an estimated increase of 26% to 29% compared to the third quarter of 2022, which would be at the higher end of revenue guidance of $8.8 million to $9.2 million provided in August.

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Installed base of Saphyr® systems totaled 301 at the end of the third quarter 2023, which was an increase of 20 systems over the second quarter of 2023 and represents a 39% increase over the 217 installed systems reported at the end of the third quarter of 2022.

•	Nanochannel array flowcells sold in the third quarter is expected to be 6,176, an estimated increase of 55% over the 3,975 flowcells sold during the third quarter of 2022.

Appointed New CFO Effective September 11, 2023

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As previously announced, Gülsen Kama joined as the Chief Financial Officer (CFO), effective September 11, 2023. Ms. Kama has an extensive background in business planning and execution, especially in operating environments that demand rigorous management of expenses to enable profitable growth.

Operating and Manufacturing Cost Reductions

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On October 9, 2023, Bionano committed to a series of cost savings initiatives including a reduction in force and reducing facility costs and discretionary spending unrelated to headcount that, taken together with cost savings realized from the reduction in force the Company announced in May, is expected to result in a reduction of non-GAAP operating expenses by approximately $31.6 million on an annualized basis starting in 2024, excluding savings in stock-based compensation

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Part of the savings comes from a reduction in force of 66 positions eliminated as part of the October 2023 initiatives, which, when combined with the positions eliminated since May 2023, is expected to bring the number of employees planned for December 31, 2023 to 321

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Cost of goods sold is expected to be reduced by approximately $1.4 million on an annual basis, starting in 2024, in connection with the October 2023 initiatives, which will be a component of anticipated improvements to gross margin going forward

“We are pleased to be recognizing several significant advancements for the company today, including the addition of Gülsen Kama as CFO, preliminary results of another strong quarter of performance, a financing, and cost savings initiatives that we believe will be an important part of Bionano becoming profitable.  The preliminary Q3 2023 results include strong revenues that are expected to meet and potentially exceed the guidance provided in August, reflect solid revenue growth compared to Q3 2022, and demonstrate increases in the installed base of optical genome mappers and in flowcells sold compared to Q3 2022.

Our objective in financing the company during what we believe is one of the most challenging financing environments for growth companies in health care has been to obtain enough capital to provide a meaningful extension in the cash runway, while also managing the dilutive impact.  We believe we have found a good balance in the agreement we made with the Buyer and that this financing is an important step toward closing the gap to profitability,” said Erik Holmlin, PhD, president and chief executive officer of Bionano.

Gülsen Kama, CFO of Bionano, added, “Reducing our operating expense footprint is something that we felt was important to do.  It’s never easy to reduce the number of employees, all of whom have contributed significantly to our progress so far, but in the face of difficult prioritization decisions in the current equity capital market environment, we believe these steps were necessary to implement alongside the financing to reduce the overall capital needed to reach profitability.”

“We feel we can continue to prioritize and invest in our highest priority programs that support the ongoing adoption of optical genome mapping (OGM) and market development for OGM including our planned product launches and regulatory development,” commented Dr. Holmlin.

Bionano has not completed preparation of its financial statements for the third quarter of 2023. The financial performance measures presented in this press release for the third quarter of 2023 are preliminary and unaudited, based on management’s initial review of the information presented, and are thus inherently uncertain and subject to change as Bionano completes its end-of-period reporting process and related activities for the third quarter of 2023. Bionano is in the process of completing its customary quarter-end close and review procedures as of and for the quarter ended September 30, 2023, and the final results for this period could differ from the preliminary estimated results disclosed in this press release. During the course of the preparation of Bionano's unaudited consolidated financial statements and related notes as of and for the quarter ended September 30, 2023, Bionano’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary estimates presented herein. Additional information and disclosures would be required for a more complete understanding of Bionano’s financial position and results of operations as of and for the quarter ended September 30, 2023. Accordingly, undue reliance should not be placed on this preliminary information.

Non-GAAP Financial Measures

We refer to non-GAAP total expenses and non-GAAP operating expenses in this press release but we do not provide guidance for the most directly comparable GAAP measures, total expenses and operating expenses.  Similarly, we cannot provide a reconciliation between our most directly comparable GAAP measures, total expenses and operating expenses without unreasonable effort due to the unavailability of reliable estimates for certain components including stock-based compensation, which are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

About Bionano

Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through OGM solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen, Inc. d/b/a Bionano Laboratories business, the Company also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. The Company also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. The Company additionally offers nucleic acid extraction and purification solutions using proprietary isotachophoresis technology. For more information, visit www.bionano.com, www.bionanolaboratories.com or www.purigenbio.com.

Unless specifically noted otherwise, Bionano’s OGM products are for research use only and not for use in diagnostic procedures.

Forward-Looking Statements of Bionano

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “should” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: certain financial measures, such as our preliminary revenue, installed base and flowcell sales expected for the third quarter 2023; our ability to maintain continued year-over-year quarterly revenue growth; our ability to execute on our strategy and achieve our objectives; the impact and utility of our cost savings initiative including the expected amount and timing of cost savings, anticipated improvements in gross margin and ability to become profitable; the impact of our recent financing including providing a meaningful extension in the cash runway and closing the gap to profitability; the ability to close and timing for the closing of the offering of the Registered Notes and the Registered Warrants, the concurrent private placement and any subsequent private placement; and our ability to continue to drive OGM adoption by potential customers for routine use in genomic analysis to expand our OGM installed base and planned product launches and regulatory developments. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: adjustments to our preliminary measures of financial performance resulting from, among other things, the completion of our end-of-period review and reporting processes; the timing and amount of revenue we are able to recognize in a given fiscal period; the impact of adverse geopolitical and macroeconomic events, such as recent and future bank failures,  global pandemics, inflation, supply chain disruptions and the ongoing conflict between Ukraine and Russia, on our business and the global economy; general market conditions; our ability to meet the funding conditions to gain access to the minimum cash amount held as restricted cash in an account control agreement under the financing; changes in the competitive landscape and the introduction of competitive technologies or improvements to existing technologies; changes in our strategic and commercial plans; our need and ability to obtain sufficient additional financing to fund our strategic plans and commercialization efforts, our ability to effectively manage our uses of cash, and our ability to continue as a “going concern”; the ability or potential to obtain funding to support adoption or continued use of our technologies;  and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
CONTACTS

Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionano.com
Investor Relations:
David Holmes
Gilmartin Group
+1 (858) 888-7625
IR@bionano.com